SCHEDULE 14A INFORMATION

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                   National Medical Health Card Systems, Inc.
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                         if other than the Registrant)

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    1) Title of each class of securities to which transaction applies:


     2)Aggregate number of securities to which transaction applies:


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pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee
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

                       Information Concerning Participants

     National Medical Health Card Systems, Inc. ("NMHC"), its directors, executive officers and certain other members of management and employees may be soliciting proxies from NMHC stockholders. Additional information concerning the interests of such participants in the proposed transactions, if any, will be included in a proxy statement or statements and other relevant documents expected to be filed with the Securities and Exchange Commission by NMHC.

     This communication contains forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used herein, the words "may", "could", "estimate", "believes", "anticipates", "thinks", "intends", "will be", "expects" and similar expressions identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For a discussion of such risks and uncertainties, including but not limited to risks relating to demand, pricing, government regulation, acquisitions and affiliations, the market for PBM services, competition and other factors, readers are urged to carefully review and consider various disclosures made by NMHC in its Annual Report on Form 10K for the fiscal year ended June 30, 2003, and other Securities and Exchange Commission filings. NMHC is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

     In connection with the proposed transaction, NMHC will file a tender offer statement and proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and the tender offer statement (when available), and other documents filed by NMHC with the Commission at the Commission's website at http://www.sec.gov. Free copies of the proxy statement and the tender offer statement, once available, and NMHC's other filings with the Commission may also be obtained from NMHC. Free copies of NMHC's filings may be obtained by directing a request to the company, 26 Harbor Park Drive, Port Washington, New York 11050, Attention: Investor Relations, Telephone: (800) 251-3883, or on NMHC's website at http://www.nmhc.com.

EXHIBIT INDEX

EXHIBIT 99.1   Script of the presentation made to investors on November 5, 2003

                                                                    EXHIBIT 99.1


Script of the Presentation Made to Investors on November 5, 2003

I.       Jim Bigl

     Good morning, everyone. I'd like to begin with a discussion of our announcement from Friday, October 31st, and then David Gershen will read a brief statement from Bert Brodsky as he is unavailable this morning. Afterwards, Stu Fleischer, our new CFO, will run through some of the specifics, followed by Steven Klinsky, Chief Executive Officer of New Mountain Partners, who is slated to become the company's new non-executive chairman.

     After our prepared remarks, I'd like to open up the call for any questions that you may have.

     Turning to our announcement from last Friday, we have signed a definitive agreement with New Mountain Partners whereby they will make a significant investment in NMHC.

     Under the terms of the agreement, which were unanimously approved by the special committee of the company's board of directors and the full board, New Mountain will purchase $80 million of ten-year convertible preferred NMHC stock.

     The preferred stock provides for an annual cash dividend and will be convertible into common stock at a price of $11.50 per share of common stock, or an aggregate of approximately 6.96 million common shares.

     NMHC will use approximately $50 million of the New Mountain investment to conduct a self tender in which we will offer to purchase up to 4.5 million shares of common stock at a price of $11.00 per share. We will use the remaining funds, estimated to be $22 million net of transaction costs, to support a number of growth initiatives we will discuss later.

     Bert Brodsky and related shareholders, who currently own in the aggregate in excess of 4.6 million common shares, and options and warrants to purchase approximately 300,000 shares, have contractually agreed to tender 4.5 million shares.

     The net effect of the approximately 6.96 million newly issued, convertible preferred shares, less the anticipated repurchase of 4.5 million shares in the tender offer, will increase diluted common shares outstanding--assuming conversion of the new preferred shares--from approximately 10.2 million to 12.7 million shares, or a 23.5 percent increase.

     Following the transaction, New Mountain will own approximately 55% of the outstanding equity of the company on a fully diluted basis.

     It is important to point out that NMHC will incur no debt from this transaction. However, we expect a one-time, non-cash reduction in arriving at net income available for common shareholders, which Stuart will discuss in more detail.

     We expect that the self-tender will be commenced and completed during either the fourth calendar quarter of 2003 or the first calendar quarter of 2004.

         So what does this mean to NMHC shareholders?

     First, NMHC will be adding over $20 million in cash to fund and accelerate our growth. As those of you that have been following the company know, we have successfully grown the business both organically and through acquisition. However, with the proceeds of our 1999 public offering long used for several acquisitions, our lack of capital has severely limited our ability to target larger quality companies.

     This cash infusion will help accelerate our growth by enabling us to make targeted acquisitions that are complementary to our existing business. Additionally, this capital will enable us to enhance the roll-out of our mail-order and specialty-pharmacy businesses, which we believe offer enormous growth potential.

     Second, New Mountain brings extensive contacts in the broader investment and business community, as well as resources to assist in assessing acquisition targets. We are extremely enthusiastic about the opportunities that are now available to us, with New Mountain as a strong partner.

     Importantly, our shareholders will have the opportunity to participate pro rata in the tender, although at current stock price levels, it is unclear whether there would be significant participation among the public shareholders.

     As part of this transaction, Bert will be stepping down as chairman and will be replaced by Steven Klinsky, of New Mountain, as our new non-executive chairman. Importantly, Bert will remain an active member of the board and he and his related shareholders will continue to own a significant percentage of NMHC.

     As New Mountain's success at Strayer Education has demonstrated, New Mountain has a proven ability to add real, strategic value to the companies with which it works. Steven's new position as non-executive chairman reinforces the integral board role New Mountain will have in the future of NMHC.

     It is important to point out that this is our first meaningful infusion of capital since the company's public offering in 1999. At that time, we raised just $15 million dollars and have since grown to over $570 million in revenue with over $6 million of net income in the fiscal year ending June 2003.

     When combined with availability under our current line of credit and the ability to leverage this new $22 million in equity with additional debt capital, NMHC is truly poised to expand with a substantial cash acquisition war chest. This is in addition to the value of our stock as part of any transaction package.

     Moreover, as evidence of our optimism in the future of the company, and strong conviction that this deal is in the best interest of the shareholders, the senior management team will not be selling any shares in this transaction, and in fact, we plan to increase our share holdings in the coming months.

     On that note, I'll ask David Gershen to read a brief statement from Bert:

II.      David Gershen

     "As the founder of National Medical Health Card, I have watched this organization grow from a start-up, to become a significant player in the PBM industry, generating over $570 million in annual revenue. In fact, we were recently identified as the 27th fastest growing company in the country by Fortune Magazine's list of America's 100 Fastest Growing Companies. Moreover, we are consistently ranked number one in service in more categories than any other PBM.

     Clearly, we have built a powerful organization with a very bright future.

     That said, the board realized it was time to bring some fresh blood to this organization, that could help accelerate our growth and infuse additional cash into the company that would help us capitalize on a number of very promising opportunity areas.

     After carefully examining a number of alternative directions, the special committee, the board and the entire management team agreed, that this deal is in the best interest of our shareholders, and that New Mountain would be the right partner to help us fulfill our promise.

     Steven Klinsky and his team at New Mountain have tremendous experience and an impressive track record at building businesses and creating value for all shareholders. For example, since New Mountain announced its original intention to invest in Strayer in November 2000, the company's market cap has increased from around $400 million to approximately $1.5 billion, and its stock price has risen from $25 to $104. Clearly, New Mountain has a proven track record, taking companies of our size to the next level.

     Lastly, I look forward to remaining an active member of the board, and I look forward to the future growth of the company, and the value of my still substantial ownership in NMHC."

III.     Jim Bigl

         That concludes Bert's prepared remarks.

     With that out of the way, I'd like to introduce Stuart Fleischer, our new CFO. Stuart brings over 25 years of financial experience at both public and private companies. He also brings significant M&A experience as well as medical-distribution experience, which will be especially important as we grow our mail-order and specialty-pharmacy businesses.

         Stu...

IV.      Stuart Fleischer

     Thank you Jim.

     I would like to spend a few moments to discuss how the $80 million New Mountain Partners' investment is anticipated to affect the Company's reported financial results in the fiscal quarter in which the transaction closes, as well as some comments as to the expected financial ramifications in the longer term.

     During the quarter that this transaction closes, the Company's net income, income available to common shareholders, and earnings per common share will be adversely affected by certain one-time cash and non-cash items. The largest anticipated portion is a one-time, non-cash item known as the Beneficial
Conversion Feature. It will be determined by multiplying the number of convertible preferred shares by the difference between the market price at the time the deal is closed and the conversion price of $11.50 per share. The higher our stock price rises above $11.50 per share, the higher this one-time, non-cash charge will be. The charge will be zero at $11.50 or below. The charge will be approximately $7 million for every dollar the stock is above $11.50. For example, if the market price at closing was $15.00 per share, the Beneficial Conversion Feature would total almost $24.4 million or approximately $2.18 on an earnings per share basis. Again, the actual Beneficial Conversion Feature is a one-time non-cash item and cannot be calculated until the market price of the Company's common stock, on the date of the closing is determined.

     There are a number of additional one-time cash expenses such as contractual severance and change of control payments along with accounting, legal, banking and administrative fees and expenses that have been estimated at between $8.5 and $9 million. Approximately $2.2 million of these cash fees and expenses will be recorded as a charge in the quarter that the transaction closes. An additional $1.5 million will be shown as a reduction in arriving at net income available to common shareholders. The remaining fees and expenses will be reflected as a reduction to stockholders' equity. The preferred dividend will be 7 percent per annum or $1.4 million in cash per quarter for the first five years and then drop to 3.5% per annum for the next five years.

     Now looking at forward guidance, excluding the impact of New Mountain's investment, the senior management team reiterates its belief that earnings will grow greater than 25% per year into the foreseeable future. We believe that effective deployment of the growth capital provided by New Mountain, through acquisitions and internal initiatives, will be the most important factor in furthering our growth objectives.

     I'll now turn the call over to Steven Klinsky, founder and CEO of New Mountain Partners.

V.       Steven Klinsky

Thanks, Stu.  Good morning, everyone.

     Thank you. I'm pleased to be addressing you today in my role as the founder and chief executive of New Mountain Capital, the sponsor of New Mountain Partners.

     I think it is only proper to begin by paying honor to Bert Brodsky for the tremendous work he has done to create NMHC and to help lead it to its current, highly successful state.

     Bert is the founder of NMHC and an outstanding entrepreneur. Bert will remain as a major NMHC shareholder after our investment and will have a significant stake in the company's future success. The fact that Bert is strongly supporting New Mountain in this transaction, and has formally agreed to vote his shares in our favor, is a mark of confidence that we greatly appreciate.

     New Mountain's major message to NMHC shareholders today is that this transaction is more than just a financing to us.

     We believe NMHC has the potential to become a much larger and much more valuable leader in the highly attractive pharmacy benefit management space. We are dedicating our money, our management resources and our best strategic skills to realize this goal.

     Some brief background about New Mountain may be appropriate. New Mountain is a $770 million private equity fund which I founded in January 2000 after a nineteen year career in private equity.

     I was co-founder of Goldman Sachs' private equity effort in the early 1980s and I was a general partner of Forstmann Little & Co. from 1986 through the middle of 1999.

     I was the most senior general partner of Forstmann Little outside of the Forstmann brothers for most of the 1990s, which was a period of exceptional success for that firm.

     During the 1990s, Forstmann Little and I generated approximately $6 billion of gains without making one investment that lost money.

     My own most significant transactions in the 1990s generated over $3 billion of gains without a loss; and produced a 68% compound gross rate of return. These transactions included Forstmann Little's investments in General Instrument, Ziff-Davis, Thompson Minwax and Yankee Candle.

     The idea of New Mountain is to create the "best in class" firm for the new generation in private equity.

     New Mountain believes that growth and investor "value added", rather than debt, are the true source of exceptional equity returns. We seek out the highest quality growth companies in carefully selected industries, and then work intensively with management to build these companies.

     For example, when I was a partner of Forstmann Little, I spotted General Instrument in 1990 and spent much of the next 9 years working closely with GI's management. The value of General Instrument grew from around $1 billion when we first saw it, to over $10 billion when Motorola bought it at the end of 1999. The CEO of General Instrument is now an investor in New Mountain and a member of our management board.

     Similarly in May 2001, New Mountain led a $150 million investment into a NASDAQ company called Strayer Education, Inc., whose ticker symbol is "STRA". We bought convertible preferred shares, as we are buying in NMHC. I became non-executive chairman as I will be at NMHC. The investment proceeds were used for a self-tender of shares and Strayer's control shareholder agreed to sell into that tender as Bert Brodsky has agreed to tender here.

     The results at Strayer have been very positive for all shareholders. The share price of Strayer has increased from about $25 per share when New Mountain first announced its investment plans to over $100 per share now. The fully diluted market cap of Strayer has increased from about $400 million to approximately $1.5 billion. At the end of last quarter, Strayer was debt free and had approximately $90 million of cash and equivalents on hand. Most importantly, Strayer's increase in value has been tied to fundamental improvements in Strayer's growth rate and operations.

     At New Mountain, we are highly selective in where we invest. We seek to conduct extensive due diligence before we invest, and we try hard to achieve success in every investment we make. New Mountain is committing $80 million of our capital to NMHC now because we believe that NMHC - like Strayer - has the potential for very attractive share price appreciation for all shareholders.

     We see a number of strengths that lead us to invest now. First, we believe that the PBM industry will continue to be attractive. Pharmaceutical spending in America has been rising at over a 13% annual rate from 1992-2002. We believe pharmaceutical spending will continue to rise and that the best PBMs, like National Medical Health Card, will play an important role in keeping those spending increases under control.

     Second, we believe that NMHC has a very attractive niche opportunity within the PBM space.

o NMHC is a real leader in terms of service quality. Studies we have seen rank NMHC in the very top tier for service for all PBMs.

o We also believe that NMHC is a real leader in terms of reporting "transparency" and reporting quality. We think leadership in transparency and reporting can be a major competitive advantage for NMHC as clients and regulators focus more and more on these issues.

o We believe NMHC has an outstanding management team in place, led by Jim Bigl. Since Jim joined the company in June 2000, its stock price has increased by 700% and the company has gained strength across the board.

o We believe NMHC has an outstanding track record. NMHC ranked #27 among America's 100 Fastest Growing Companies by Fortune Magazine. Its revenues have grown at 51% rate from 2000-2003.

     Third, we believe that NMHC has strong growth plans in place:

o            The  company  is   currently   establishing   its  own  mail  order
     capabilities. As this project is completed, it can very meaningfully add to NMHC's margins and profits.

o The company is adding specialty pharmaceutical distribution and disease management operations to its core business. This can further raise margins and revenues, and improve overall quality of service.

o The company has demonstrated its ability to make highly accretive acquisitions. NMHC will have over $20 million of cash on hand following its self-tender. There are many potential targets of interest.

     New Mountain's intention would be to work with the company to help it achieve its goals.

     In the past, we have helped our chosen investments in a number of ways including recruiting strong board members; assisting with acquisitions; helping arrange introductions to potential clients, customers and so forth.

     We believe NMHC has been selling at a substantial discount relative to other publicly traded PBM companies and relative to its own growth rate and free cash flow. I believe that part of this discount has been due to the fact that NMHC is not well known or understood by institutional investors. We hope to help the company become better known in order to achieve the valuation it fairly deserves for all shareholders.

     With that, I will turn the call back over to Jim Bigl who will take questions from you.

VI.      Jim Bigl

         We'll now open the call to your questions.

VII.    Q&A

VIII.    Closing Remarks- Jim Bigl

     Thank you for taking time from your busy schedules to listen to our call. We look forward to talking with you again shortly, when we announce our financial results for the first fiscal quarter of 2004.